Exhibit 5.1

October 12, 2010

Board of Directors
Nevada Gold & Casinos, Inc
50 Briar Hollow Lane, Suite 500 West
Houston, TX 77027

I have acted as counsel for Nevada Gold & Casinos, Inc. (the “Company”) in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, covering 500,000 shares of Common Stock, $0.12 par value, (the “Shares”) of the Company issuable under the Company’s 2010 Employee Stock Purchase Plan (the “Plan”).  I have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

Based on the foregoing, it is my opinion that:

1.       The Company is a corporation validly existing under the laws of the state of Nevada; and

2.       The Shares have been duly authorized and, when issued pursuant to the Plan and in accordance with resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Ernest E. East
Ernest E. East